As filed with the Securities and Exchange Commission on July 20, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PVF Capital Corp.

(Exact name of registrant as specified in its charter)

Ohio	34-1659805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30000 Aurora Road, Solon, Ohio	44139
(Address of Principal Executive Offices)	(Zip Code)

Park View Federal Savings Bank 401(k) Plan

(Full title of the plan)

Robert J. King, Jr. President and Chief Executive Officer PVF Capital Corp. 30000 Aurora Road Solon, Ohio 44139	Copy to: M. Patricia Oliver Vorys, Sater, Seymour and Pease LLP 2100 One Cleveland Center 1375 East Ninth Street Cleveland, Ohio 44114
(Name and address of agent for service)

(440) 248-7171

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, $0.01 par value	500,000	$1.725	$862,500	$100.14

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers such additional common shares that become available pursuant to the Park View Federal Savings Bank 401(k) Plan (previously referred to as the Park View Federal Savings Bank Salary Savings Plan and Trust) (the “Plan”), in order to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under Act, this Registration Statement also covers an indeterminate amount of participation interests to be offered or sold pursuant to the Plan.
(2)	Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and computed on the basis of $1.725, which is the average of the high and low prices for a common share, $0.01 par value, of PVF Capital Corp. (“PVF Capital” or the “Registrant”), as reported on the NASDAQ Capital Market on July 18 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows PVF Capital to “incorporate by reference” in this Registration Statement the information in the documents that PVF Capital files with the Commission, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement. The following documents, filed by PVF Capital with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

•	the Annual Report on Form 10-K of PVF Capital for the fiscal year ended June 30, 2010, filed with the Commission on September 22, 2010;

•

the Quarterly Reports on Form 10-Q of PVF Capital for the quarterly periods ended September 30, 2010, December 31, 2010, and March 31, 2011 filed with the Commission on November 12, 2010, February 14, 2011 and May 16, 2011, respectively;

•	the Current Reports on Form 8-K filed by PVF Capital with the Commission on October 28, 2010, November 24, 2010, March 21, 2011, and March 24, 2011; and

•

The description of PVF Capital’s common stock contained in PVF Capital’s Current Report on Form 8-K filed with the Commission on March 21, 2011, or contained in any subsequent amendment or report filed for the purpose of updating such description.

All documents which may be filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, also shall be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents. Information furnished to the Commission by PVF Capital under any Current Report on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Article SIXTH of PVF Capital’s First Amended and Restated Articles of Incorporation (the “Articles”) governs the indemnification of officers and directors of the PVF Capital. Article SIXTH provides:

SIXTH: By resolution adopted by the directors in the manner set forth in division (E) of Section 1701.13 of the Revised Code of Ohio or its successor, PVF Capital shall indemnify or agree to indemnify:

1. Any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of PVF Capital, by reason of the fact that he is or was a director, officer, employee, or agent of PVF Capital, or is or was serving at the request of PVF Capital as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PVF Capital, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PVF Capital and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful; and

2. Any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of PVF Capital to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of PVF Capital, or is or was serving at the request of PVF Capital as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PVF Capital, except that no indemnification shall be made in respect of any of the following:

a. Any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to PVF Capital unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

b. Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code of Ohio.

3. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (1) and (2) of this Article Sixth, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

4. Any indemnification under subsections (1) and (2) of this Article Sixth, unless ordered by a court, shall be made by PVF Capital only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (1) and (2) of this Article Sixth. Such determination shall be made by the directors of PVF Capital in the manner set forth in division (E)(4) of Section 1701.13 of the Revised Code of Ohio.

Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

In addition, PVF Capital has purchased insurance coverage under policies which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

See the Index to Exhibits attached hereto.

In accordance with Item 8 of Form S-8, this Registration Statement does not include Exhibit 5 — Opinion regarding legality for plans subject to the requirements of ERISA as PVF Capital undertakes that the Plan and any amendments thereto has been or will be submitted to the Internal Revenue Service (the “IRS”) in a timely manner and all changes required by the IRS in order to qualify the Plans under Section 401 of the Internal Revenue Code of 1986, as amended, have been or will be made.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, PVF Capital certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio, on July 20, 2011.

PVF Capital Corp.

By:	/s/ Robert. J. King, Jr.
Robert J. King, Jr., President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 20, 2011.

Signature	Title

/s/ Robert J. King, Jr.	President, Chief Executive Officer and Director
Robert J. King, Jr.	(Principal Executive Officer)

/s/ James H. Nicholson	Executive Vice President, Chief Financial Officer
James H. Nicholson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark D. Grossi*	Chairman of the Board
Mark D. Grossi

/s/ Marty E. Adams*	Director
Marty E. Adams

/s/ Steven A. Calabrese*	Director
Steven A. Calabrese

/s/ Frederick D. DiSanto*	Director
Frederick D. DiSanto

/s/ Umberto P. Fedeli*	Director
Umberto P. Fedeli

/s/ Richard R. Hollington, III*	Director
Richard R. Hollington, III

/s/ Stuart D. Neidus*	Director
Stuart D. Neidus

*	The undersigned, by signing his name hereto, does hereby sign this Registration Statement on Form S-8 on behalf of each of the directors of PVF Capital identified above pursuant to Powers of Attorney executed by the directors identified above, which Powers of Attorney are filed with this Registration Statement on Form S-8 as Exhibit 24.1.

/s/ Robert J. King, Jr.	Attorney-in-Fact
Robert J. King, Jr.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio, on July 20, 2011.

By:	/s/Adeline F. Novak
Adeline F. Novak, Vice President – Human Resources

EXHIBIT INDEX

Exhibit Number	Description

23.1	Consent of Crowe Horwath LLP, independent registered public accounting firm for the Registrant (filed herewith).

24.1	Power of Attorney (filed herewith).

99.1	Park View Federal Savings Bank 401(k) Plan, as amended (filed herewith)